EXHIBIT 1.2
                                ESCROW AGREEMENT

     This Agreement, made this ___ day of ________ , ____ , by and between MediaComm Broadcasting Systems, Inc., d/b/a Shopbiz.com, a Colorado corporation (the "Company") and Peak National Bank, Lakewood, Colorado (the "Escrow Agent").

                                   WITNESSETH:

     WHEREAS, The Company has caused to be prepared a Prospectus dated _______ _____, ____,pursuant to which the Company proposes to issue, and to offer for sale to the public shares of its Common Stock, no par value per share (the "Common Stock"), the Common Stock to be offered and sold by the Company on a 450,000 shares minimum, "all-or-none", 900,000 shares maximum "best efforts" basis at a price of $1.00 per share with a minimum purchase requirement hereunder of $1,000; and

     WHEREAS, pursuant to the terms of the Prospectus, provision must be made to impound in escrow for the benefit of the purchasers in the Offering, $450,000 of the gross proceeds which may be received from sale of the Common Stock which may be sold; and

     WHEREAS, the Company desires to enter into an agreement with the Escrow Agent for the purpose of fulfilling the escrow requirements as set forth in the Prospectus.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto agree as follows:

     1. The Company shall, immediately upon receipt thereof, deliver to the Escrow Agent, or cause others to deliver, all proceeds from the sale of up to 450,000 shares of Common Stock, together with a written account of each sale, which material shall set forth, among other things, the purchaser's name and address, the number of shares purchased, the amount paid therefor, and whether the consideration received was in the form of cash or evidenced by a check.

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     2. All funds or remittances delivered to the Escrow Agent pursuant hereto shall be deposited immediately by the Escrow Agent in a separate account designated substantially as "Shopbiz.com - Escrow Account" (the "Escrow Account"). The Escrow Account shall be created and maintained subject to provisions hereinafter and the policies and procedures of the Escrow Agent. During the Escrow Period (hereinafter defined) none of the amounts deposited in the Escrow Account shall become the property of the Company or any other person or be subject to the debts of the Company or any other person except as expressly provided herein with respect to payment by the Escrow Agent to the Company, and the Escrow Agent shall neither make nor permit any disbursements from the Escrow Account except as expressly provided herein.

     3. The Escrow Period shall begin on the effective date hereof and shall terminate:

          (i) upon sale of the 450,000 shares minimum within the Offering Period; or

          (ii) _________, ____ (60 days from the date of the Prospectus), which period may be extended for an additional period not to exceed 60 days (the "Offering Period").

     4. In the event the Escrow Period terminates pursuant to the provision of Paragraph 3(i) hereof, the Escrow Agent shall immediately provide written notice to the Company that funds deposited in the Escrow Account total at least $450,000 and the Escrow Agent shall deliver and pay over to the Company on the Closing Date, all amounts deposited in the Escrow Account. In the event proceeds in the minimum amount necessary have been received before expiration of the Escrow Period, an additional period not to exceed 10 days may be allowed to collect funds deposited in the Escrow Account. The Closing Date, as used herein, shall be defined as a date to be designated by the Company which date shall be subsequent to the date upon which proceeds in the amount of at least $450,000 are deposited in the Escrow Account, if such event occurs prior to the expiration of the Offering Period; subsequent Closing Dates shall also be held as designated by the Company subsequent to receipt by the Escrow Agent of the first $450,000 but prior to termination under Paragraph 3 (ii) above. On the making of the payments by the Escrow Agent as provided for in this paragraph, the Escrow Agent shall be completely discharged and released of any further liabilities or responsibilities as to funds paid to the Company.

     5. In the event the Escrow Period terminates pursuant to the provision of Paragraph 3(ii), under circumstances where the minimum of $450,000 shall not have been deposited in the Escrow Account, then the Escrow Agent shall, as promptly as possible after such termination and on the basis of its records of the Escrow Account, return to each purchaser of the Common Stock the collected amounts paid by him, without interest thereon or deduction therefrom. All amounts paid or payable to each purchaser pursuant to this paragraph shall be deemed to be the property of each purchaser, free and

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     clear of any or all claims of the Company or of any of its credits, and all subscriptions to purchase the Common Stock shall be deemed canceled without any further liability of such purchasers to pay for the Common Stock. The Escrow Agent shall be required to make such payments only to the persons named in the written accounts of sale furnished by the Company pursuant to Paragraph 1 hereof. At such time as the Escrow Agent shall have made all the payments and remittances provided for in this paragraph, the Escrow Agent shall be discharged completely and released of any and all further liabilities and responsibilities hereunder.

     6. With regard to any funds payable to the purchasers of the Common Stock which the Escrow Agent cannot, for any reason, disburse to said purchaser pursuant to Paragraph 5 herein, the Escrow Agent, may, after reasonable efforts to locate said purchaser, deposit said funds with the Clerk of the District Court of the County of Jefferson, State of Colorado, or with the Clerk of the United States District Court for the District of Colorado, and interplead the Company and said purchaser. Upon so depositing such funds and filing its complaint in interpleader, the Escrow Agent shall be completely discharged and released from the further liability or responsibility under the terms hereof. The Company, for itself, its successor and assigns, does hereby submit itself to the jurisdiction of said court and does hereby appoint the clerk of said court as its agent for service of all process in connection with the proceedings mentioned in this paragraph, with a copy of any service mailed U.S. Mail, certified, return receipt requested.

     7. The Escrow Agent shall be solely responsible for determining proceeds which constitute "collected amounts" as such term is used in this Agreement. The Company shall reimburse the Escrow Agent for any checks returned following the Escrow Agent's payment to the Company of the amounts set forth in Paragraph 4 above.

     8. The Company shall deliver to the Escrow Agent appropriate written notice of any extension of the offering period at the date thereof.

     9. In acting pursuant to this Agreement, the Escrow Agent shall be fully protected in every reasonable exercise of its discretion and shall have no obligation hereunder either to the Company or to any other party, except as expressly set forth herein.

     10. An escrow fee in the amount of $0.00 per share shall be paid to Escrow Agent by the Company simultaneously with the execution of this Agreement.

     11. The Escrow Agent shall pay interest only to the Company on any funds deposited in escrow during the Offering Period in accordance with its established procedures. Interest shall not be paid to subscribers in the event the Offering terminates pursuant to the provisions of paragraph 3(ii). During the Escrow Period, the Escrow Agent shall invest offering proceeds only in those investments which can be readily sold or otherwise disposed of for cash by the time the Escrow Period terminates without any dissipation of the offering proceeds invested, in recognition that offering proceeds must be transmitted promptly to the purchasers upon termination of the Escrow Period pursuant to paragraph 3(ii).

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     12. The Escrow Agent shall not issue any certificate of deposit, share certificates, or any other instrument or document representing any interest in the deposited funds, except written notice acknowledging receipt of deposited funds from the Company, a copy of such receipt to be delivered from time to time by the Escrow Agent to the Company.

     13. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or negligence and it shall, accordingly, not incur any such liability with respect to (a) any action taken or omitted in good faith upon advise of its counsel or counsel for the Company given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, and (b) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to the execution, validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed and presented by a proper person or persons, and to be in compliance with the provisions of this Agreement.

     14. The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursement, which may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder or the performance of its duties hereunder, except losses occasioned by the negligence or willful misconduct of the Escrow Agent or its agents, including any litigation arising from this Agreement or involving the subject matter hereof.

     15. In the event of any dispute between the parties or between a party and a third party, as to the validity or meaning of these instructions, or any other fact or matter relating to the transaction between the parties, the Escrow Agent is instructed as follows:

          (a) That it shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction and shall sustain no liability for its failure to act pending such process or court order or indemnification;

          (b) That, if the dispute does not involve the Escrow Agent, it may in its sole and absolute discretion, after reasonable efforts to settle the dispute have failed, deposit the property described herein or so much thereof as remains in its hands with the then clerk, or acting Clerk of the District Court of the County of Arapahoe, State of Colorado, and interplead the Company, and any third party complainant, and upon so depositing such property and filing its complaint in interpleader, it shall be relieved of all liability under the terms

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          hereof as to the property so deposited and shall be entitled to recover in such interpleader action, from the Company, its reasonable attorney's fees and related costs and expenses incurred in commencing such action and further more, the Company, for itself, its successors or assigns, does hereby submit itself to the jurisdiction of said court and does hereby appoint the then clerk or acting clerk of said court as its agent for the service of all process in connection with such proceedings.

     16. The Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to herein which in any manner affects it or its duties or liabilities hereunder, unless or until requested to do so by the Company and then only upon receiving full indemnity in an amount, and of such a character as it shall require, against any and all claims, liabilities, judgements, attorney's fees and other expenses of every kind in relation thereto.

     17. All notices, demands, or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram, or cable, in the case of the Company:

                           Don E. Montague, President
                           925 West Kenyon Avenue #15
                            Englewood, Colorado 80110
                              Phone: (303) 762-6444
                               Fax: (303) 762 6448

     and in the case of the Escrow Agent:

                               Peak National Bank
                            12345 West Alameda Avenue
                            Lakewood, Colorado 80228
                              Phone: (303) 986-5575
                               Fax: (303) 986-5494

                      Attention: _________________________

     18. The validity, interpretation and construction of this Agreement and each party hereto shall be governed by the laws of the State of Colorado.

     IN WITNESS WHEREOF, the Company and the Escrow Agent have executed this Agreement on the day and year first above written.

                                       THE COMPANY:

                                       MEDIACOMM BROADCASTING SYSTEMS, INC.
                                       d/b/a Shopbiz.com

                                       By: _________________________________
                                              Don E. Montague, President

                                       THE ESCROW AGENT:

                                       PEAK NATIONAL BANK

                                       By: _________________________________

                                       Title: ______________________________